EXHIBIT 11.1
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                       Years Ended December 31,
                                                      1996       1995      1994
                                                      ----       ----      ----
(In thousands, except per share amounts)

PRIMARY

    Average shares outstanding                        12,890    11,528    10,671

    Net effect of dilutive stock options--
       based on the treasury stock method
       using average market price                        505       473       229
                                                     -------   -------   -------

                                            TOTAL     13,395    12,001    10,900
                                                     =======   =======   =======

Net income                                           $ 9,042   $ 8,499   $ 5,940
                                                     =======   =======   =======

Net income per share                                 $   .68   $   .71   $   .54
                                                     =======   =======   =======

FULLY DILUTED

    Average shares outstanding                        12,890    11,528    10,671

    Net effect of dilutive  stock  options--
       based on the treasury  stock method
       using the year-end market price,
       if higher than the average market
       price                                             507       496       229
                                                     -------   -------   -------

                                            TOTAL     13,397    12,024    10,900
                                                     =======   =======   =======

Net income                                           $ 9,042   $ 8,499   $ 5,940
                                                     =======   =======   =======

Net income per share                                 $   .68   $   .71   $   .54
                                                     =======   =======   =======


--------------------------------------------------------------------------------
The Computation of Per Share Earnings for all periods has been restated to reflect the acquisition of Florida Telephone Systems, Inc. in May 1996, accounted for as a pooling of interests, in which 48,193 shares of common stock were issued.
                                       28